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                                                                   EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                                                          Contact: James Illson
                                         Senior Vice President, Finance and CFO
                                                                 (310) 615-1295

                                                                  Karen Tallman
                                                Vice President, General Counsel
                                                                 (310) 615-1235

                                                            Investor Relations:
                                                               Charles Freedman
                                                                 (310) 615-1376

         MERISEL RECEIVES PROPOSAL FOR $152 MILLION EQUITY INVESTMENT

                 PROPOSAL WOULD REINSTATE 12.5% SENIOR NOTES,
                     RETIRE OPERATING COMPANY INDEBTEDNESS

  El Segundo, Calif., (July 15, 1997)--Merisel, Inc. (NASDAQ:MSEL) announced today that it has received a proposal from Stonington Partners, Inc., a New York-based investment firm, to invest $152 million in order to acquire 70% of the Company's common stock. Current stockholders would retain their shares which would represent 30% of the then outstanding common stock after the equity investment. Under the proposal, Merisel's $125 million of 12.5% Senior Notes would remain outstanding in lieu of the exchange of such indebtedness for equity as currently proposed under the previously announced restructuring.

  The cash investment would be used to eliminate substantially all of the senior and subordinated debt aggregating approximately $150 million held by Merisel Americas, Inc., the Merisel subsidiary that operates the company's North American distribution businesses. As of July 10, the company had $80.7 million in borrowings under its Revolving Credit Agreement, $53.8 million of 11.5% Senior Notes, and $13.2 million of privately placed Subordinated Notes.

  Commenting on the proposal, Dwight A. Steffensen, Merisel chairman and chief executive officer, stated, "Compared with our current debt restructuring plan and exchange offer, the proceeds of the equity offer would eliminate nearly all of the approximately $150 million of operating company debt and shareholders would retain a greater equity interest than they would have initially in the current restructuring. Moreover, the Stonington proposal contemplates a significant deleveraging of the operating company and obtaining a substantial bank line on terms that would provide greater working capital availability than Merisel has had in the recent past.

  "Due to the improved capitalization of the operating company and the liquidity provided by a largely undrawn credit line, Merisel should be able to implement improved purchasing arrangements that should translate into more competitive programs for our value-added resellers and commercial dealer accounts." Pending the establishment of the bank line, Stonington has agreed to provide a six-month bridge financing facility of $50 million.
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  The Stonington offer, which is made on behalf of the firm's $1.0 billion equity fund, would be subject to certain conditions, including execution of a definitive agreement, shareholder approval and termination or modification of Merisel's existing agreement with the holders of its 12.5% Senior Notes, which is also subject to shareholder approval. Management confirmed it has already contacted representatives of the noteholders to discuss the terms of the Stonington proposal, which is also subject to obtaining the agreement of such noteholders to extend their interest payment waiver. If such noteholders do not support the Stonington proposal, the company intends to proceed with a stockholder vote on its existing restructuring plan.

  Stonington has agreed to keep the offer available until September 4, 1997 subject to certain conditions, including the company granting exclusivity with regard to third-party negotiations, which the Company has agreed to do. Under that agreement, if a higher offer were to be submitted and accepted, Stonington would be entitled to a termination fee and reimbursement of expenses.

  The complete terms of the proposal will be filed today with the Securities and Exchange Commission as part of a Form 8-K.

  Merisel, Inc. (NASDAQ:MSEL) is a leading distributor of computer hardware, software and networking products. Through its subsidiaries, Merisel Americas, Inc. and Merisel Canada, Inc., Merisel distributes a full line of 25,000 products to more than 45,000 resellers throughout the U.S. and Canada.

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